U.S. Securities and Exchange Commission
September ___, 2005
Page 3


109813.00102/11472421v.1
                          HALIFAX CORPORATION



                          September 30, 2005


By EDGAR

U.S. Securities and Exchange Commission
100 F Street, N.E.
Mail Stop 6010
Washington, D.C.  20549

Attn: Mr. Stephen Krikorian, Accounting Branch Chief

     RE:   Halifax Corporation
           Form 10-K for the Fiscal Year Ended March 31, 2005
           Form 10-Q for the Fiscal Quarter Ended June 30, 2005
           File No. 001-08964

Dear Mr. Krikorian:

     The Company hereby requests that the Company be granted an extension to respond to comments raised in the Staff's letter, dated September 19, 2005, until October 7, 2005.

     If any member of the Staff has questions, please do not hesitate to contact the undersigned at (703) 658-2415 or the Company's counsel, Jane K. Storero at (215) 569-5488.


                              Sincerely,

                              /s/Joseph Sciacca

                              Joseph Sciacca
                              Chief Financial Officer

cc:  Christopher White, Staff Accountant
     Charles L. McNew
     Barry H. Genkin, Esquire
     Jane K. Storero, Esquire